Exhibit 99.2

Virtual Town Hall Talking Points

•	Hello everyone - I hope you all had a great holiday season. And thanks so much for joining this Town Hall on such short notice.

•	By now, you all have seen the news we announced this morning that Vocera has entered into an agreement to be acquired by Stryker, one of the world’s leading medical technology companies.

•	We recognize that you’re still processing this news, but we wanted to take a moment to provide additional context, answer your questions and celebrate this important milestone as a team.

•	First and foremost, thank you for all the hard work that made this moment possible.

•

This combination is a testament to the tremendous value you have created through your dedication and commitment to Vocera – value that has translated directly into simplifying and improving the lives of healthcare professionals and patients on an impressive scale.

•	Because of this value that you have generated for all of our stakeholders, we had many promising paths forward.

•

After a careful consideration of all the options, including the continued execution of our standalone plan, we concluded that joining forces with Stryker represents a unique opportunity to accelerate our growth and increase our geographic reach and resources as we adapt to a changing market.

•	I want to reiterate that while we are joining forces with a larger company, our mission, goals and culture are very much aligned with those of Stryker.

•	Like us, Stryker is driven by its mission to make healthcare better together with its customers through their values of integrity, accountability, people and performance.

•

Overall, a combination of Vocera’s communication and software solutions with Stryker’s suite of medical devices will drive economic and clinical value for hospitals, while maximizing value for Vocera’s stockholders – which includes all of you.

•	We have been working with Stryker for a few years now on a solution integration strategy and workflow.

•

We know firsthand that they share our commitment to developing high-quality medical products and improving healthcare through an unwavering focus on safety, as well as to helping protect the well-being and safety of nurses who stand ready on the front lines.

•	Perhaps most importantly, we have come to know their team extremely well and believe that our cultures are highly compatible.

•

Together, we have an opportunity to build on our leadership positions and drive better outcomes for health systems, hospitals and patients, while creating a stimulating and enriching environment for our more than 40,000 combined employees.

•	On that note, I firmly believe that this transaction will create new and exciting opportunities for employees as part of a larger, global organization.

•	In the near term, there should be no impact on your daily life at Vocera. Until the transaction closes, it is business as usual at both companies.

•	Some of you may be involved in the initial planning we are allowed to undertake, but we must continue to operate independently as two separate companies.

•	Following the transaction close, we will continue to be innovative and customer-focused while benefiting from the breadth and resources of a significantly larger organization.

•	As you can tell, today is just the first step in this journey and there is lots of exciting work ahead of us. We’ll be sure to keep you updated on the latest developments throughout the process.

•

I want to conclude by thanking you again for all your hard work and commitment that has gotten us to this point, as well as your continued focus on our most important work – ensuring that we deliver on our promise to help healthcare professionals and patients with our solutions.

•	Today marks yet another milestone in our evolution as an organization and one that each of you should be proud of.

•

We’ve already received a number of questions from you all, which I’ll now take the time to respond to, along with other members of our Executive Team. Please feel free to continue submitting questions through the distribution list: DL-StrykerEmployeeQuestions

•	Thank you again for joining us this morning. If you have any further questions, please feel free to reach out to [your manager] or submit questions to DL-StrykerEmployeeQuestions.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the acquisition of Vocera by Stryker. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Vocera has based these forward-looking statements on current expectations and projections about future events and trends that it believes may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Vocera, but there can be no guarantee that such expectations and projections will prove accurate in the future.

Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Vocera’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Vocera’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, customers, suppliers and other business partners; and the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability. Moreover, Vocera operates in a very competitive and rapidly changing environment, and new risks emerge from time to time. Forward-looking statements are also subject to risks and uncertainties pertaining to the business of Vocera, including those set forth in the “Risk Factors” section of Vocera’s Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be set forth in Vocera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which is on file with the SEC and available at www.sec.gov. In addition to the risks described above and in Vocera’s other filings with the SEC, other unknown or unpredictable factors could also affect Vocera’s results. The information contained in this communication is provided only as of the date hereof, and Vocera undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Vocera Communications, Inc. (“Vocera”) referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares of common stock of Vocera or any other securities. At the time the tender offer is commenced, Stryker Corporation (“Stryker”) will file with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and Vocera will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. VOCERA SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), AND THE SOLICITATION/RECOMMENDATION STATEMENT WHEN SUCH DOCUMENTS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Vocera stockholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement and other filed documents for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stryker will be available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at preston.wells@stryker.com. Copies of the documents filed with the SEC by Vocera will be available free of charge on Vocera’s website, investors.vocera.com, or by contacting Vocera’s investor relations department at sdooley@vocera.com. In addition, Vocera stockholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement.

2